Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 2,580,494,894.00	0.0001381	$ 356,366.35
Fees Previously Paid
	Total Transaction Valuation:	$ 2,580,494,894.00
	Total Fees Due for Filing:			$ 356,366.35
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 356,366.35
Offering Note
[1]	(1) Title of each class of securities to which the transaction applies: Class A common stock, par value $0.01 per share, of Premier, Inc. ("Class A Common Stock"). (2) Aggregate number of securities to which the transaction applies: As of the close of business on October 3, 2025, the maximum number of shares of Class A Common Stock to which this transaction applies is estimated to be 91,344,952, which consists of: a. 82,684,147 issued and outstanding shares of Class A Common Stock; b. 1,356,486 shares of Class A Common Stock underlying Company RSU Awards (either currently outstanding or that may be issued after October 3, 2025); c. 2,308,794 shares of Class A Common Stock underlying outstanding Company PSU Awards (assuming maximum achievement of any performance objectives); d. 2,390,695 shares of Class A Common Stock available for issuance under the Company Stock Plans; and e. 2,604,830 shares of Class A Common Stock available for issuance under the Company ESPP. (3) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on October 3, 2025, the underlying value of the transaction was calculated as the sum of: a. the product of 82,684,147 issued and outstanding shares of Class A Common Stock and $28.25 (the "Merger Consideration"); b. the product of 1,356,486 shares of Class A Common Stock underlying Company RSU Awards (either currently outstanding or that may be issued after October 3, 2025) and the Merger Consideration; c. the product of 2,308,794 shares of Class A Common Stock underlying outstanding Company PSU Awards and the Merger Consideration; d. the product of 2,390,695 shares of Class A Common Stock available for issuance under the Company Stock Plans and the Merger Consideration; e. the product of 2,604,830 shares of Class A Common Stock available for issuance under the Company ESPP and the Merger Consideration (such sum, the "Total Consideration"). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A